

TEP Chile
(Chile)
Other TAM shareholders
LAN Controlling shareholders
Other LAN Shareholders
13.67%
15.65%
24.07%
46.60%
LATAM (currently LAN)
(Chile)
80% of shares
(voting)
20% of shares
(voting)
100% of shares
(non voting)
Holdco 1
(Chile)
100% ON
(voting)
100% PN
(non voting)
TAM S.A.
(Brazil)